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                                                                    EXHIBIT 23.2

         [LETTERHEAD OF TOZZINI, FREIRE, TEIXEIRA E. SILVA ADVOGADOS]



July 17, 1996.
TV Filme, Inc.
SCS, Quadra 07 - Bl. A
Ed. Executive Tower - Sala 601
70.300-911 Brasilia - DF
Brazil

Ladies and Gentlemen,

We hereby consent to the reference to this firm appearing under the heading "Risk Factors Risk Factors Relating to Brazil Generally - Potential Unenforceability of Civil Liabilities and Judgements" and "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the General Rules and Regulations of the Commission thereunder.

                               Very truly yours,


                               /s/ Jose Emilio Nunes Pinto


                               TOZZINI, FREIRE, TEIXEIRA E. SILVA ADVOGADOS